Exhibit 99.1

DATE:	October 23, 2006

TO:	All Media

FROM:	Standard Management
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

CONTACT:	Ron Hungerford Investor Relations Phone: (317) 574-2059
Standard Management Announces Sale of Assets
of Long Term Rx, Inc.
(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (OTC: SMAN, SMANP), an Indianapolis-based provider of pharmaceuticals to long-term care and infusion therapy patients, announced today the sale of the assets of Long Term Rx, Inc. to Omnicare, Inc. of Covington, KY. Long Term Rx, Inc. began operations in 1995 and has annualized revenue of $8.9 million. The entire purchase is payable in cash.
Ronald D. Hunter, Chairman, President and Chief Executive Officer stated, “This transaction follows the Company’s recent strategy to develop regional pharmacies with a larger revenue base capable of serving multiple locations in the same service area.”
“After 18 months of operational development, Standard Management’s refined model places the Company in position to take advantage of our target demographics in the skilled nursing and assisted living sector of healthcare,” concluded Mark Long, the Company’s Executive Vice President, Pharmacy Operations.
This press release contains “forward-looking statements” within the meaning of section 27 A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the performance and growth of our business, potential future acquisitions, and their impact on the Company’s performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to the ability of our management team to successfully operate a health services business with limited experience in that industry; our ability to expand our health services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business; general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain the proposed capital and additional capital when needed and on favorable terms; reduction of corporate expenses; customer response to new products, distribution channels and marketing initiatives; and increasing competition in the sale of our products.
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, Indiana. Information about the Company can be obtained by calling the Investor Relations Department at (317) 574-2059 or via the Internet at www.SMAN.com.